Exhibit 10.1

April 22, 2025

First Eagle Private Credit Fund

1345 Avenue of the Americas

New York, NY 10105

Re:	Waiver of Advisory Fees

Ladies and Gentlemen:

The purpose of this letter is to extend the term of certain fee waivers among First Eagle Investment Management, LLC (the “Adviser”), First Eagle Alternative Credit, LLC (“FEAC”) and First Eagle Private Credit Fund (the “Fund”). The Adviser and the Fund are parties to the Investment Advisory Agreement, dated as of March 30, 2023 (as may be amended from time to time and, collectively with any successor Investment Advisory Agreement, the “Advisory Agreement”), pursuant to which the Fund is obligated to pay to the Adviser, among other things, a base management fee and an incentive fee (together with the base management fee, the “Advisory Fees”). FEAC and the Adviser are parties to the Subadvisory Agreement, dated as of March 30, 2023 (as may be amended from time to time and, collectively with any successor Subadvisory Agreement, the “Subadvisory Agreement”), pursuant to which the Adviser is obligated to pay to FEAC, among other things, 50% of the Advisory Fees payable to the Adviser pursuant to the Advisory Agreement (the “Subadvisory Fees”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Advisory Agreement.

This letter confirms the temporary waiver: (i) by the Adviser of 50% the base management fee payable by the Fund and (ii) by the Adviser of 100% of the incentive fee payable by the Fund, in each case, for the period beginning July 1, 2025 through December 31, 2025 (the “Waiver Period”).

Amounts waived by the Adviser pursuant to this letter are not subject to recoupment by the Adviser, as applicable. The Adviser may discontinue its obligation to waive its compensation under this letter at any time prior to the end of the Waiver Period only with the written consent of the Board of Trustees of the Fund.

The Adviser understands and intends that the Fund will rely on these undertakings in preparing and filing (as applicable) a prospectus and other documents with the Securities and Exchange Commission, in accruing the Fund’s expenses for purposes of calculating its net asset value per share and for other purposes as expressly permitted by the Adviser.

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Sincerely yours,

First Eagle Investment Management L.L.C.

By:	/s/ David O’Connor
Name: David O’Connor
Title: General Counsel and Head of Legal and Compliance

First Eagle Alternative Credit, LLC

By:	/s/ Sabrina Rusnak-Carlson
Name: Sabrina Rusnak-Carlson
Title: General Counsel and Secretary

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